UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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RAE Systems Inc.

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The following materials were first used by RAE Systems Inc. on September 20, 2010 in discussing the proposed transaction referred to in the material below. RAE Systems may use these materials in the future for similar purposes.

RAE Systems All Hands Meeting Bob Chen & Randy Gausman

2 Agenda What was announced today? Who is Battery Ventures? What led to today's announcement? Is this good for: Company? Employees? Customers and Partners? Stockholders? Impact to the company? Customer and Partner Communications Q&A

3 What was announced today? We signed a merger agreement with Battery Ventures to take RAE Systems private. Battery Ventures is a private equity fund with extensive financial and operational resources with $4 billion under management. Under the terms of the agreement, RAE stockholders will receive $1.60 per share in cash at closing. The transaction is subject customary closing conditions and RAE's stockholder approval. A proxy statement with a great deal of information about the proposed transaction will be filed in the next few weeks.

4 Who is Battery Ventures? Investing in technology and innovation globally since 1983 $4B in committed capital, including its current fund of $750M Partnering with entrepreneurs and management teams across technology sectors, geographies and stages of a company's life, from start-up and expansion financing, to growth equity and buyouts Long history of technology-based private equity transactions and is adept at complex deal structures across a variety of market sectors. Supported many breakthrough companies around the world, including: @stake (acquired by Symantec), Airespace (acquired by Cisco), Akamai Technologies, Inc. (NASDAQ: AKAM), Bladelogic (acquired by BMC Software),Cbeyond (NASDAQ: CBEY), Healthvision (acquired by Lawson), LIFFE (acquired by Euronext), Neoteris (acquired by Netscreen), and Omniture (acquired by Adobe). ). Its current portfolio includes firms such as Brightree, Consona, ExactTarget, GreenBytes, HighJump Software, Nova Holdings LLC, Opscode, Rogue Wave Software and Vero Software. Offices in Boston, Silicon Valley and Israel For more information, visit www.battery.com

5 What lead to today's announcement? Earlier this year, RAE Systems' Board of Directors received from Battery an unsolicited offer to buy RAE Systems. RAE Systems has several important assets, including Employees Customers Brand The Board of Directors hired an investment bank and conducted a thorough process to explore RAE Systems' options, with the goal of maximizing shareholder value. This multi-month process led to today's announcement - of an all cash offer from Battery to take RAE Systems private. Leading innovative sensing solutions Intellectual property China presence

6 Is this good for our company, employees, customers, partners & shareholders? Battery has considerable financial resources and capabilities. This transaction will enable management to focus on growing the business without the distraction of being a public company. RAE Systems' employees, technology & business is what interests Battery. The firm has done a great deal of due diligence and is very familiar with the company. As such, our employees are very valuable to Battery. RAE Systems' distributors, customers and partners should expect to experience a more financially stable and focused company. RAE Systems' stockholders will have the opportunity to vote on this transaction.

7 What is the impact to RAE Systems? We have not changed: RAE Systems is the only sensor systems company that enables immediate access to real- time safety data from any location. No change to our staffing plans. The past two quarters' performance indicate we are on right path. Keep focused; don't get distracted! Concentrate on what we can control: Do a great job Keep those orders coming Hit our schedules Deliver value to our customers Strive for operational excellence in everything we do....WIN

8 What do we tell our customers & partners? We are communicating with all of distributors, customers, partners and vendors stating: RAE Systems has signed a definitive agreement with a well- funded and knowledgeable private equity firm. We will maintain our customer commitments and product deliverables. This transaction is expected to be transparent to our customers. RAE Systems remains focused on its core business. We will continue to compete hard to earn/win business without distraction.

9 Additional Information about the Proposed Transaction and Where you can Find it In connection with the proposed transaction, RAE Systems intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission ("SEC"). INVESTORS AND STOCKHOLDERS OF RAE SYSTEMS ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY RAE SYSTEMS WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and the other relevant materials, when available, and any other documents filed by RAE Systems with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, stockholders of RAE Systems may obtain free copies of the documents filed with the SEC by contacting RAE Systems's Investor Relations Agency Lippert/Heilshorn & Associates at (415) 433-3777 or RAE Systems IR c/o Lippert/Heilshorn & Associates, 44 Montgomery Street, Suite 3520, San Francisco, California 94104. . You may also read and copy any reports, statements and other information filed by RAE Systems with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for further information on its public reference room.

10 Q & As